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                                                                  Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Quaker City Bancorp, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-8 dated November 18, 1999 related to the Quaker City Bancorp, Inc. 1997 Stock Incentive Plan of our report dated July 21, 1999, relating to the consolidated statements of financial condition of Quaker City Bancorp, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of Quaker City Bancorp, Inc.


                                     /s/ KPMG LLP
                                     KPMG LLP

Los Angeles, California
November 18, 1999